Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2023 THIRD QUARTER RESULTS

Q3 Fiscal 2023 Revenues Reached $633 Million, Down 2% in U.S. Dollars and Up 10% in Constant Currency Compared to Q3 Fiscal 2022

Delivered Q3 Operating Margin of 8.6%; Adjusted Operating Margin of 9.1%

Q3 EPS of $0.34 and Adjusted EPS of $0.44

Expects Fiscal 2023 Revenue Growth of About 2.0% in U.S. Dollars, 10.5% in Constant Currency, and GAAP and Adjusted Operating Margins of 9.3% and 9.7%, Respectively

Expects Fiscal 2023 GAAP EPS of $1.82 and Adjusted EPS of $2.35

LOS ANGELES, November 22, 2022 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended October 29, 2022.

Carlos Alberini, Chief Executive Officer, commented, “We are pleased with our third quarter financial results, which exceeded our revenue and operating profit expectations in a challenging retail environment. Our revenues decreased by almost 2% in U.S. dollars but grew 10% in constant currency, driven primarily by the strength of our business in Europe. For the period, we managed the business well and delivered an 8.6% operating margin and $55 million in operating profit. Lower performance-based compensation helped us partially offset the gross margin pressure we experienced as a result of the adverse currency impact associated with the strong U.S. dollar and lower full price selling.”

Paul Marciano, Co-Founder and Chief Creative Officer, commented, “Our focus remains on delivering great product to support our customers’ lifestyles with one global product line for our multiple categories of apparel and accessories. Through our focus on brand elevation, we have improved the quality and styling of our products. Our Guess and Marciano collections are both resonating well across our different customer groups. I am very pleased with how our teams continue to work well together to leverage our strong brand momentum and gain market share.”

Mr. Alberini concluded, “We are well positioned for our holiday period. We have a solid business plan and inventory levels are well aligned with our business trends. Our updated outlook for the fiscal year reflects these trends and the impact of further currency headwinds. We believe that the combination of our diversified business model, our global brands and our strong capital structure provides us with a significant competitive advantage in the current marketplace and remain confident in our long-term growth opportunities.”
Non-GAAP Information

This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.

Third Quarter Fiscal 2023 Results
For the third quarter of fiscal 2023, the Company recorded GAAP net earnings of $21.8 million, a 26.9% decrease from $29.9 million for the same prior-year quarter. GAAP diluted net earnings per share (“EPS”) decreased 24.4% to $0.34 for the third quarter of fiscal 2023, compared to $0.45 for the same prior-year quarter. The Company estimates a net positive impact from its adoption of the accounting guidance related to the Company’s convertible notes and share buybacks of $0.07 and a negative impact from currency of $0.22 on GAAP diluted EPS in the third quarter of fiscal 2023 when compared to the same prior-year quarter.
For the third quarter of fiscal 2023, the Company’s adjusted net earnings were $24.7 million, a 40.4% decrease from $41.6 million for the same prior-year quarter. Adjusted diluted EPS decreased 29.0% to $0.44, compared to $0.62 for the same prior-year quarter. The Company estimates a net positive impact from its share buybacks of $0.07 and a negative impact from currency of $0.28 on adjusted diluted EPS in the third quarter of fiscal 2023 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the third quarter of fiscal 2023 decreased 2% to $633.4 million from $643.1 million in the same prior-year quarter. In constant currency, net revenue increased by 10%.
•Americas Retail revenues decreased 2% in U.S. dollars and 1% in constant currency. Retail comp sales, including e-commerce, decreased 1% in U.S. dollars and remained relatively flat in constant currency.
•Americas Wholesale revenues decreased 10% in U.S. dollars and 9% in constant currency.
•Europe revenues decreased 2% in U.S. dollars and increased 17% in constant currency. Retail comp sales, including e-commerce, decreased 8% in U.S. dollars and increased 9% in constant currency.
•Asia revenues increased 10% in U.S. dollars and 28% in constant currency. Retail comp sales, including e-commerce, decreased 2% in U.S. dollars and increased 13% in constant currency.
•Licensing revenues increased 4% in U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the third quarter of fiscal 2023 decreased 17% to $54.8 million (including $1.8 million in non-cash impairment charges taken on certain long-lived store related assets, $0.1 million net gains on lease modifications and an $11.9 million unfavorable currency translation impact), from $65.7 million (including $1.2 million in non-cash impairment charges taken on certain long-lived store related assets and $3.0 million net losses on lease modifications) in the same prior-year quarter. GAAP operating margin in the third quarter of fiscal 2023 decreased 1.6% to 8.6%, from 10.2% for the same prior-year quarter, driven primarily by the unfavorable impact of currency, higher costs and markdowns, partially offset by leveraging of expenses. The negative impact of currency on operating margin for the quarter was approximately 190 basis points.
For the third quarter of fiscal 2023, adjusted earnings from operations decreased 18% to $58.0 million, from $70.4 million in the same prior-year quarter. Adjusted operating margin decreased 1.8% to 9.1%, from 10.9% for the same prior-year quarter, driven primarily by the unfavorable impact of currency, higher costs and markdowns, partially offset by leveraging of expenses.
•Operating margin for the Company’s Americas Retail segment decreased 7.3% to 6.9% in the third quarter of fiscal 2023, from 14.2% in the same prior-year quarter, driven primarily by the unfavorable impact from higher markdowns and inventory obsolescence reserves, higher costs and lower government subsidies compared to the same prior-year quarter, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment decreased 10.1% to 19.2% in the third quarter of fiscal 2023, from 29.3% in the same prior-year quarter, due primarily to higher markdowns and higher expenses.

•Operating margin for the Company’s Europe segment decreased 2.3% to 11.2% in the third quarter of fiscal 2023, from 13.5% in the same prior-year quarter, driven primarily by the unfavorable impact of currency and higher costs, partially offset by leveraging of expenses.
•Operating margin for the Company’s Asia segment increased 4.2% to a relative breakeven point in the third quarter of fiscal 2023, from negative 4.2% in the same prior-year quarter, driven primarily by leveraging of expenses.
•Operating margin for the Company’s Licensing segment decreased 2.2% to 89.6% in the third quarter of fiscal 2023, from 91.8% in the same prior-year quarter, mainly due to higher expenses.
Other expense, net. Other expense, net for the third quarter of fiscal 2023 was $15.2 million compared to $7.8 million for the same prior-year quarter. The change was primarily due to net unrealized losses on the Company’s SERP-related assets compared to net unrealized gains in the same prior-year quarter and, to a lesser extent, higher unrealized losses from foreign currency exposures.
Nine-Month Period Results
For the nine months ended October 29, 2022, the Company recorded GAAP net earnings of $53.8 million, a 47.8% decrease from $102.9 million for the same prior-year period. GAAP diluted EPS decreased 48.4% to $0.80 for the nine months ended October 29, 2022, compared to $1.55 during the same prior-year period. The Company estimates a net positive impact from its adoption of the accounting guidance related to the Company’s convertible notes and share buybacks of $0.16 and a negative impact from currency of $0.53 on GAAP diluted EPS for the nine months ended October 29, 2022 when compared to same prior-year period.
For the nine months ended October 29, 2022, the Company recorded adjusted net earnings of $62.9 million, a 47.4% decrease from $119.5 million for the same prior-year period. Adjusted diluted EPS decreased 40.8% to $1.06, compared to $1.79 for the same prior-year period. The Company estimates its share buybacks had a net positive impact of $0.12, and currency had a negative impact of $0.61 on adjusted diluted EPS during the nine months ended October 29, 2022 when compared to same prior-year period.
Net Revenue. Total net revenue for the nine months ended October 29, 2022 increased 4% to $1.87 billion, from $1.79 billion in the same prior-year period. In constant currency, net revenue increased by 14%.
•Americas Retail revenues remained consistent in U.S. dollars and increased 1% in constant currency. Retail comp sales, including e-commerce, decreased 2% in U.S. dollars and 1% in constant currency.
•Americas Wholesale revenues increased 11% in U.S. dollars and 12% in constant currency.
•Europe revenues increased 5% in U.S. dollars and 21% in constant currency. Retail comp sales, including e-commerce, decreased 6% in U.S. dollars and increased 8% in constant currency.
•Asia revenues increased 5% in U.S. dollars and 17% in constant currency. Retail comp sales, including e-commerce, decreased 5% in U.S. dollars and increased 5% in constant currency.
•Licensing revenues increased 13% in U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the nine months ended October 29, 2022 decreased 19% to $144.6 million (including $5.3 million in non-cash impairment charges taken on certain long-lived store related assets, $1.7 million net gains on lease modifications and a $25.6 million unfavorable currency translation impact), from $179.6 million (including $3.1 million in non-cash impairment charges taken on certain long-lived store related assets and $0.4 million net losses on lease modifications) in the same prior-year period.

GAAP operating margin in the nine months ended October 29, 2022 decreased 2.3% to 7.7%, from 10.0% in the same prior-year period, driven primarily by the unfavorable currency impact, higher markdowns, higher costs and lower rent relief, partially offset by overall leveraging of expenses. The negative impact of currency on operating margin for the nine months ended October 29, 2022 was approximately 140 basis points.
For the nine months ended October 29, 2022, adjusted earnings from operations decreased 16% to $155.4 million, from $184.9 million in the same prior-year period. Adjusted operating margin decreased 2.0% to 8.3%, from 10.3% for the same prior-year period, driven primarily by the unfavorable currency impact, higher markdowns, higher costs and lower rent relief, partially offset by overall leveraging of expenses.
•Operating margin for the Company’s Americas Retail segment decreased 6.5% to 9.6% in the nine months ended October 29, 2022, from 16.1% in the same prior-year period, driven primarily by the unfavorable impact from higher markdowns, higher store labor costs and lower government subsidies compared to last year, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment decreased 4.4% to 22.7% in the nine months ended October 29, 2022, from 27.1% in the same prior-year period, due primarily to higher markdowns.
•Operating margin for the Company’s Europe segment decreased 1.7% to 9.5% in the nine months ended October 29, 2022, from 11.2% in the same prior-year period, driven primarily by unfavorable currency impact and lower initial markups, partially offset by leveraging of expenses.
•Operating margin for the Company’s Asia segment increased 1.6% to negative 4.0% in the nine months ended October 29, 2022 from negative 5.6% in the prior-year period, due primarily to leveraging of expenses.
•Operating margin for the Company’s Licensing segment decreased 2.1% to 89.3% in the nine months ended October 29, 2022, from 91.4% in the same prior-year period, mainly due to higher expenses.
Other expense, net. Other expense, net for the nine months ended October 29, 2022 was $40.7 million compared to $11.5 million in the same prior-year period. The change was primarily due to higher net unrealized and realized losses from foreign currency exposures and, to a lesser extent, net unrealized losses on our SERP-related assets compared to net unrealized gains in the same prior-year period.
Outlook
For the fourth quarter of fiscal 2023, we expect revenues to be down around 3.5% in U.S. dollars (up 3.5% in constant currency) versus the fourth quarter of fiscal 2022. For the full fiscal 2023, we expect revenues to be up around 2.0% in U.S. dollars (10.5% in constant currency) versus fiscal 2022.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted EPS to adjusted diluted EPS for the fourth quarter and fiscal 2023 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

	Fourth Quarter of Fiscal 2023	Fiscal 2023

GAAP operating margin	13.2%	9.3%
Certain professional service and legal fees and related (credits) costs[1]	—%	0.3%
Asset impairment charges[1]	—%	0.2%
Net gains on lease modifications[1]	—%	(0.1%)
Adjusted operating margin	13.2%	9.7%

GAAP diluted EPS	$1.09	$1.82
Certain professional service and legal fees and related (credits) costs[1]	—	0.08
Asset impairment charges[1]	—	0.06
Net gains on lease modifications[1]	—	(0.02)
Discrete income tax adjustments[1]	—	0.01
Impact of convertible share dilution[2]	0.23	0.40
Adjusted diluted EPS	$1.32	$2.35
______________________________________________________________________________
See page 16 for footnotes.
Dividend
The Company’s Board of Directors approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on December 23, 2022 to shareholders of record as of the close of business on December 7, 2022.
Share Repurchases
In March 2022, the Company entered into an accelerated share repurchase agreement (“ASR”), pursuant to which it initially received approximately 3.3 million shares of common stock (representing approximately $70.0 million, or 40%) of the $175.0 million notional amount of the ASR. The Company received a final delivery of an additional 5.2 million shares under the ASR on June 24, 2022. During the nine months ended October 29, 2022, the Company also repurchased approximately 0.5 million shares of its common stock in open market transactions totaling $11.7 million. Combined, these transactions resulted in the repurchase of approximately 9.0 million shares for $186.7 million during the nine months ended October 29, 2022, all of which occurred during the six months ended July 30, 2022.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, asset impairment charges, net (gains) losses on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax effects of the foregoing items, the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary, in each case where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on November 22, 2022 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 29, 2022, the Company directly operated 1,064 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 566 additional retail stores worldwide. As of October 29, 2022, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements
Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the impacts of the COVID-19 pandemic, the ongoing conflict in Ukraine and other events impacting the markets in which we operate; statements concerning the Company’s future outlook, including with respect to the fourth quarter and full year of fiscal 2023; statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the COVID-19 pandemic or other public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks relating to our $300 million, 2.0% convertible senior notes due 2024, including our ability to settle the liability in cash; disruptions at our distribution facilities; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the income tax treatment of our third quarter fiscal 2022 intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary; catastrophic events or natural disasters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber security incidents and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs;

increases in wages; risks relating to activist investor activity; and the significant voting power of our family founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, the ongoing conflict in Ukraine, the impact of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 29, 2022		October 30, 2021		October 29, 2022		October 30, 2021

Product sales	$605,656	95.6%	$616,489	95.9%	$1,790,651	95.8%	$1,721,657	96.1%
Net royalties	27,747	4.4%	26,581	4.1%	78,915	4.2%	70,039	3.9%
Net revenue	633,403	100.0%	643,070	100.0%	1,869,566	100.0%	1,791,696	100.0%

Cost of product sales	364,032	57.5%	349,466	54.3%	1,082,545	57.9%	992,448	55.4%

Gross profit	269,371	42.5%	293,604	45.7%	787,021	42.1%	799,248	44.6%

Selling, general and administrative expenses	212,927	33.6%	223,775	34.8%	638,801	34.2%	616,076	34.4%
Asset impairment charges	1,789	0.3%	1,152	0.2%	5,252	0.3%	3,094	0.2%
Net (gains) losses on lease modifications	(146)	(0.0%)	3,006	0.5%	(1,654)	(0.1%)	441	0.0%

Earnings from operations	54,801	8.6%	65,671	10.2%	144,622	7.7%	179,637	10.0%

Other income (expense):
Interest expense	(3,453)	(0.5%)	(5,550)	(0.9%)	(9,741)	(0.5%)	(17,485)	(1.0%)
Interest income	636	0.1%	487	0.1%	1,629	0.1%	1,322	0.1%
Other, net	(15,211)	(2.4%)	(7,800)	(1.2%)	(40,716)	(2.2%)	(11,502)	(0.6%)

Earnings before income tax expense	36,773	5.8%	52,808	8.2%	95,794	5.1%	151,972	8.5%

Income tax expense	11,616	1.8%	20,441	3.2%	32,743	1.7%	43,588	2.4%

Net earnings	25,157	4.0%	32,367	5.0%	63,051	3.4%	108,384	6.1%

Net earnings attributable to noncontrolling interests	3,322	0.6%	2,487	0.4%	9,284	0.5%	5,436	0.3%

Net earnings attributable to Guess?, Inc.	$21,835	3.4%	$29,880	4.6%	$53,767	2.9%	$102,948	5.8%

Net earnings per common share attributable to common stockholders:
Basic	$0.40		$0.46		$0.93		$1.58
Diluted[3]	$0.34		$0.45		$0.80		$1.55

Weighted average common shares outstanding attributable to common stockholders:
Basic	53,894		64,373		57,300		64,248
Diluted[3]	67,102		65,852		70,705		65,893

Effective income tax rate	31.6%		38.7%		34.2%		28.7%

Adjusted selling, general and administrative expenses[4]:	$211,419	33.4%	$223,225	34.7%	$631,616	33.8%	$614,339	34.3%

Adjusted earnings from operations[4]:	$57,952	9.1%	$70,379	10.9%	$155,405	8.3%	$184,909	10.3%

Adjusted net earnings attributable to Guess?, Inc.[4]:	$24,746	3.9%	$41,553	6.5%	$62,856	3.4%	$119,504	6.7%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[3,4]	55,204		65,852		58,807		65,893

Adjusted net earnings per common share attributable to common stockholders:
Adjusted Diluted[3,4]	$0.44		$0.62		$1.06		$1.79

Adjusted effective income tax rate[4]:	29.7%		27.0%		32.3%		24.5%
__________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense follows:

	Three Months Ended		Nine Months Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021

Reported GAAP selling, general and administrative expenses	$212,927	$223,775	$638,801	$616,076
Certain professional service and legal fees and related credits (costs)[5]	(1,508)	(550)	(7,185)	(1,737)

Adjusted selling, general and administrative expenses[4]	$211,419	$223,225	$631,616	$614,339

Reported GAAP earnings from operations	$54,801	$65,671	$144,622	$179,637
Certain professional service and legal fees and related (credits) costs[5]	1,508	550	7,185	1,737
Asset impairment charges[6]	1,789	1,152	5,252	3,094
Net (gains) losses on lease modifications[7]	(146)	3,006	(1,654)	441

Adjusted earnings from operations[4]	$57,952	$70,379	$155,405	$184,909

Reported GAAP net earnings attributable to Guess?, Inc.	$21,835	$29,880	$53,767	$102,948
Certain professional service and legal fees and related (credits) costs[5]	1,508	550	7,185	1,737
Asset impairment charges[6]	1,789	1,152	5,252	3,094
Net (gains) losses on lease modifications[7]	(146)	3,006	(1,654)	441
Amortization of debt discount[8]	—	2,782	—	8,344
Discrete income tax adjustments[9]	208	5,912	624	6,140
Income tax impact from adjustments[10]	(448)	(1,729)	(2,318)	(3,200)

Total adjustments affecting net earnings attributable to Guess?, Inc.	2,911	11,673	9,089	16,556

Adjusted net earnings attributable to Guess?, Inc.[4]	$24,746	$41,553	$62,856	$119,504

Reported GAAP income tax expense	$11,616	$20,441	$32,743	$43,588
Discrete income tax adjustments[9]	(208)	(5,912)	(624)	(6,140)
Income tax impact from adjustments[10]	448	1,729	2,318	3,200

Adjusted income tax expense[4]	$11,856	$16,258	$34,437	$40,648

Adjusted effective income tax rate[4]	29.7%	27.0%	32.3%	24.5%
__________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 29, 2022	October 30, 2021	% change	October 29, 2022	October 30, 2021	% change
Net revenue:
Americas Retail	$165,603	$169,617	(2%)	$513,743	$511,449	0%
Americas Wholesale	53,181	58,999	(10%)	171,733	154,287	11%
Europe	323,754	330,736	(2%)	936,470	895,311	5%
Asia	63,118	57,137	10%	168,705	160,610	5%
Licensing	27,747	26,581	4%	78,915	70,039	13%
Total net revenue	$633,403	$643,070	(2%)	$1,869,566	$1,791,696	4%

Earnings (loss) from operations:
Americas Retail	$11,365	$24,070	(53%)	$49,552	$82,260	(40%)
Americas Wholesale	10,229	17,316	(41%)	39,068	41,815	(7%)
Europe	36,222	44,509	(19%)	88,650	100,124	(11%)
Asia	(5)	(2,399)	(100%)	(6,792)	(9,054)	(25%)
Licensing	24,849	24,402	2%	70,499	63,987	10%
Total segment earnings from operations	82,660	107,898	(23%)	240,977	279,132	(14%)

Corporate overhead	(26,216)	(38,069)	(31%)	(92,757)	(95,960)	(3%)
Asset impairment charges	(1,789)	(1,152)	55%	(5,252)	(3,094)	70%
Net gains (losses) on lease modifications	146	(3,006)	(105%)	1,654	(441)	(475%)
Total earnings from operations	$54,801	$65,671	(17%)	$144,622	$179,637	(19%)

Operating margins:
Americas Retail	6.9%	14.2%		9.6%	16.1%
Americas Wholesale	19.2%	29.3%		22.7%	27.1%
Europe	11.2%	13.5%		9.5%	11.2%
Asia	(0.0%)	(4.2%)		(4.0%)	(5.6%)
Licensing	89.6%	91.8%		89.3%	91.4%

GAAP operating margin for total Company	8.6%	10.2%		7.7%	10.0%
Certain professional service and legal fees and related (credits) costs[4,5]	0.2%	0.1%		0.4%	0.1%
Asset impairment charges[4,6]	0.3%	0.2%		0.3%	0.2%
Net (gains) losses on lease modifications[4,7]	(0.0%)	0.4%		(0.1%)	0.0%
Adjusted operating margin for total Company[4]	9.1%	10.9%		8.3%	10.3%
______________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	October 29, 2022			October 30, 2021

	Three Months Ended				% change
Net revenue:
Americas Retail	$165,603	$1,654	$167,257	$169,617	(2%)	(1%)
Americas Wholesale	53,181	721	53,902	58,999	(10%)	(9%)
Europe	323,754	64,049	387,803	330,736	(2%)	17%
Asia	63,118	10,022	73,140	57,137	10%	28%
Licensing	27,747	—	27,747	26,581	4%	4%
Total net revenue	$633,403	$76,446	$709,849	$643,070	(2%)	10%

	Nine Months Ended
Net revenue:
Americas Retail	$513,743	$3,493	$517,236	$511,449	0%	1%
Americas Wholesale	171,733	1,269	173,002	154,287	11%	12%
Europe	936,470	145,965	1,082,435	895,311	5%	21%
Asia	168,705	19,375	188,080	160,610	5%	17%
Licensing	78,915	—	78,915	70,039	13%	13%
Total net revenue	$1,869,566	$170,102	$2,039,668	$1,791,696	4%	14%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 29, 2022	January 29, 2022	October 30, 2021

ASSETS

Cash and cash equivalents	$174,065	$415,565	$391,065

Receivables, net	319,342	328,856	321,296

Inventories	574,574	462,295	482,475

Other current assets	82,553	77,378	76,414

Property and equipment, net	231,024	228,765	212,126

Restricted cash	—	—	224

Operating lease right-of-use assets	614,705	685,799	706,161

Other assets	320,361	356,970	372,680

Total assets	$2,316,624	$2,555,628	$2,562,441

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$39,626	$43,379	$32,960

Current operating lease liabilities	159,152	195,516	209,072

Other current liabilities	533,949	578,979	562,606

Long-term debt and finance lease obligations	153,717	60,970	67,456

Convertible senior notes, net[8]	298,731	270,595	267,599

Long-term operating lease liabilities	519,594	582,757	599,472

Other long-term liabilities	150,733	160,289	159,820

Redeemable and nonredeemable noncontrolling interests	42,294	40,485	38,119

Guess?, Inc. stockholders’ equity	418,828	622,658	625,337

Total liabilities and stockholders’ equity	$2,316,624	$2,555,628	$2,562,441
______________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 29, 2022	October 30, 2021

Net cash provided by (used in) operating activities	$(21,418)	$4,581

Net cash used in investing activities	(71,969)	(40,375)

Net cash used in financing activities	(131,779)	(28,494)

Effect of exchange rates on cash, cash equivalents and restricted cash	(16,334)	(13,768)

Net change in cash, cash equivalents and restricted cash	(241,500)	(78,056)

Cash, cash equivalents and restricted cash at the beginning of the year	415,565	469,345

Cash, cash equivalents and restricted cash at the end of the period	$174,065	$391,289

Supplemental information:

Depreciation and amortization	$45,490	$41,613

Total lease costs (excluding finance lease cost)	$220,151	$213,712

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	October 29, 2022	October 30, 2021

Net cash provided by (used in) operating activities	$(21,418)	$4,581

Less: Purchases of property and equipment	(71,729)	(40,598)

Less: Payments for property and equipment under finance leases	(5,261)	(4,583)

Free cash flow	$(98,408)	$(40,600)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of October 29, 2022

United States	242	242	—	—	—	—
Canada	72	72	—	—	—	—
Central and South America	103	69	34	29	29	—

Total Americas	417	383	34	29	29	—

Europe and the Middle East	799	561	238	54	54	—
Asia and the Pacific	414	120	294	251	127	124

Total	1,630	1,064	566	334	210	124

	As of October 30, 2021

United States	244	243	1	1	—	1
Canada	74	74	—	—	—	—
Central and South America	105	70	35	29	29	—

Total Americas	423	387	36	30	29	1

Europe and the Middle East	760	540	220	46	46	—
Asia and the Pacific	427	125	302	268	103	165

Total	1,610	1,052	558	344	178	166

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnotes:

1     Amounts for the full fiscal year include (i) certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations, (ii) asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from lower revenue and future cash flow projections from under-performance and expected store closures, (iii) net gains (losses) on lease modifications related primarily to the early termination of certain lease agreements, and (iv) discrete income tax adjustments related primarily to the impacts from cumulative valuation allowances and the income tax benefits from an income tax rate change due to net operating loss carrybacks, in each case as recognized during the nine months ended October 29, 2022. See the heading “Presentation of Non-GAAP Information” for further information. The Company is unable to predict future amounts with respect to these items, as such amounts are inconsistent in magnitude and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges or credits with respect to these items in the accompanying GAAP outlook.
2     Amounts for the fourth quarter and full fiscal year represent the exclusion of the dilutive impact of the Company’s convertible notes for adjusted diluted shares and corresponding interest expenses at stock prices below $46.88, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the dilutive impact anticipated to be recorded in those periods as such amounts are known. The Company has not assumed any potential share dilution related to the related warrants.
3     Prior to adoption of ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), for GAAP purposes, the Company incurred dilution above the initial strike price of the Company’s convertible senior notes of $25.78. At October 30, 2021, there was no dilution related to the convertible notes for the period.
The Company adopted ASU 2020-06 under the modified retrospective method as of January 30, 2022. Upon adoption, the Company prospectively utilizes the if-converted method to calculate GAAP diluted EPS. For GAAP purposes, the Company incurs dilution of the Company’s convertible senior notes based on the initial conversion rate associated with the senior notes. For the three and nine months ended October 29, 2022, shares used in computing diluted EPS increased by 11.9 million shares due to the change from the treasury stock method to the if-converted method. Diluted net income per share for the three and nine months ended October 29, 2022 is calculated based on GAAP net income and diluted weighted-average shares of 67.1 million and 70.7 million, respectively, which also includes the potentially dilutive effect of the Company’s stock options, restricted stock units and convertible senior notes.
For adjusted diluted shares, the Company excludes the dilutive impact of the convertible notes at stock prices below $46.88, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $46.88, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.
4     The adjusted results reflect the exclusion of certain professional service and legal fees and related (credits) costs, asset impairment charges, net (gains) losses on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”
5     Amounts recorded represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.
6     Amounts represent asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from under-performance and expected store closures.
7     Amounts recorded represent net (gains) losses on lease modifications related primarily to the early termination of certain lease agreements.
8     In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. Prior to adoption of ASU 2020-06, the Company separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represented an amount equal to the fair value of the equity component, was amortized as non-cash interest expense over the term of the Notes. The Company adopted ASU 2020-06 under the modified retrospective method as of January 30, 2022. Upon adoption, the equity component was eliminated and recorded as an adjustment to retained earnings. Prior periods are not affected.
9     Amounts represent discrete income taxes related primarily to the adjustments from an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary, impacts from cumulative valuation allowances and the income tax benefits from an income tax rate change due to net operating loss carrybacks.
10      The income tax effect of certain professional service and legal fees and related (credits) costs, asset impairment charges, net (gains) losses on lease modifications and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.